UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
May 1, 2009
Date of Report (Date of earliest event reported)
STEWART INFORMATION SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02658 (Commission File Number)	74-1677330 (IRS Employer Identification No.)

1980 Post Oak Blvd. Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: 713-625-8100
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 1, 2009, at the annual meeting (“Annual Meeting”) of stockholders of Stewart Information Services Corporation (the “Company”), the stockholders of the Company approved an amendment to the Company’s 2005 Long-Term Incentive Plan (the “Plan”) increasing the total number of shares authorized to be issued under the Plan by 350,000. In connection therewith, the number of authorized shares designated as “Directors’ Shares” under the Plan have been increased from 30,000 to 380,000.
     The Plan provides for the issuance of incentive stock options and nonqualified stock options, as well as restricted shares and other similar awards. The Plan was effective on April 29, 2005, and will terminate on April 28, 2015, unless sooner terminated by the Company’s board of directors. A copy of the Plan, as amended and restated and approved by the Company’s stockholders, is attached hereto as Exhibit 10.1 and incorporated by reference herein. For a complete description of the Plan’s terms and conditions, please refer to the attached copy.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year .
     At the Annual Meeting, the stockholders of the Company also approved an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 30,000,000 to 50,000,000. The Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 4, 2009. A copy of the Amended and Restated Certificate of Incorporation is attached hereto as Exhibit 3.1.
Item 9.01. Financial Statements and Exhibits.
3.1	Amended and Restated Certificate of Incorporation

10.1	Amended and Restated 2005 Long-Term Incentive Plan

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2009	STEWART INFORMATION SERVICES CORPORATION
	By:	/s/ J. Allen Berryman
(J. Allen Berryman, Executive Vice President,
Secretary, Treasurer and Principal Financial Officer)